EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-_____) pertaining to the Steiner Leisure Limited 2004 Equity Incentive Plan of Steiner Leisure Limited of our reports dated March 11, 2005, with respect to the consolidated financial statements of Steiner Leisure Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Steiner Leisure Limited management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Steiner Leisure Limited filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Certified Public Accountants

Miami, Florida
July 25, 2005